Exhibit 99.1

Vestin Realty Mortgage II, Inc.
Announces Common Stock Dividend

Las Vegas - November 14, 2006 - Vestin Realty Mortgage II, Inc. (Nasdaq:VRTB) announced today that on November 13, 2006 the Board of Directors approved a 30% stock dividend to the common shareholders of record on November 30, 2006. The distribution date for the dividend shares is December 15, 2006. The Company currently has approximately 29.9 million common shares outstanding and will have approximately 38.9 million shares outstanding after the stock dividend, which will increase the public float by approximately 9.0 million common shares.

About Vestin Realty Mortgage II, Inc.

Vestin Realty Mortgage II, Inc. is a real estate investment trust (“REIT”) that invests in short-term secured loans to commercial borrowers. Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., a well-known asset management, real estate lending and financial service company. Since 1995, Vestin Mortgage, Inc.’s mortgage activities have facilitated more than $2 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company’s business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Vestin Realty Mortgage II, Inc.
John Alderfer
702-227-0965